Exhibit 99..1

1847 Holdings Reports First Quarter 2026 Financial Results

Company Advances Portfolio Streamlining Strategy, Including Proposed Sale of CMD in Potential $65 Million All-Cash Transaction

Operating Expenses from Continuing Operations Declined Approximately 53%;
Loss from Operations Improved Approximately 44%;
Achieved Positive Cash Flow From Operations

NEW YORK, NY / May 15, 2026 / 1847 Holdings LLC (OTC: LBRA) (“1847 Holdings” or the “Company”), a diversified acquisition holding company focused on identifying and monetizing overlooked, deep-value businesses, today announced financial results for the first quarter ended March 31, 2026.

During the first quarter of 2026, the Company’s Board of Directors approved a plan to actively market for sale of CMD Inc. (“CMD”), which comprises the CMD segment within the Company’s Construction operations. As a result, CMD has been classified as held-for-sale and discontinued operations under U.S. GAAP for all periods presented.

Accordingly, the Company’s reported continuing operations for the periods presented reflect the operations of Kyle’s, Wolo, ICD, and Corporate Services. Supplemental unaudited pro forma information reflecting CMD within continuing operations is included later in this release to assist investors in evaluating comparative operating performance.

“During the first quarter, we continued to focus on cost controls, liquidity management and portfolio optimization,” said Ellery W. Roberts, CEO of 1847 Holdings. “Our reported net loss was impacted by higher interest expense and non-cash financing-related charges, including a warrant liability revaluation; however, total operating expenses from continuing operations declined significantly year-over-year, loss from operations improved, and cash flow from operating activities from continuing operations was positive for the quarter.”

“In addition, we recently announced the execution of a non-binding letter of intent for the proposed sale of CMD in a potential $65 million all-cash transaction. While there can be no assurance that a definitive agreement will be executed or that the transaction will ultimately be consummated, we believe this milestone reflects the operational progress achieved at CMD during our ownership period and the underlying value of the business,” continued Mr. Roberts.

“We acquired CMD in December 2024 for approximately $18.75 million. If consummated at the contemplated purchase price, the proposed transaction would represent approximately three times our original purchase price over a holding period of approximately one and a half years. If the transaction is completed as contemplated, we expect to use the proceeds to repay all outstanding debt and subsequently evaluate the deployment of remaining capital to support our continuing operations and potential future acquisitions.”

“On a continuing operations basis, we reduced total operating expenses by approximately 53% year-over-year to $2.0 million in the first quarter of 2026 from $4.2 million in the prior-year period, reflecting our continued focus on cost controls and operational efficiency. In addition, loss from operations improved by approximately 44% year-over-year to $(0.8) million, compared to $(1.4) million in the first quarter of 2025. We believe these results demonstrate the progress we are making toward improving operational efficiency, reducing our cost structure, and positioning the Company for stronger long-term financial performance,” concluded Mr. Roberts.

Results from Continuing Operations

Revenue from continuing operations for the first quarter of 2026 was approximately $1.2 million, compared to approximately $2.8 million in the prior-year period. The decrease was primarily attributable to lower revenue at Kyle’s and Wolo, reflecting the timing of new project activity at Kyle’s and the ongoing repositioning of Wolo’s business model.

Total operating expenses from continuing operations declined to approximately $2.0 million for the first quarter of 2026, compared to approximately $4.2 million in the first quarter of 2025. The decrease was primarily driven by lower cost of revenues, personnel costs, general and administrative expenses, and professional fees.

Loss from operations from continuing operations improved to approximately $(0.8) million for the first quarter of 2026, compared to approximately $(1.4) million in the first quarter of 2025.

Net loss from continuing operations was approximately $(3.8) million for the first quarter of 2026, compared to approximately $(1.6) million in the prior-year period. The increase was primarily attributable to higher interest expense and non-cash financing-related charges, including a $1.3 million loss on the change in the fair value of warrant liabilities in the current period, compared to a $3.7 million gain in the prior-year period.

Net loss attributable to 1847 Holdings was approximately $(3.4) million for the first quarter of 2026, compared to approximately $(0.4) million in the prior-year period.

Cash flow from operating activities from continuing operations was approximately $0.7 million for the first quarter of 2026, compared to approximately $0.4 million in the prior-year period. The Company’s positive operating cash flow from continuing operations reflected working-capital timing and disciplined cash management during the quarter.

Condensed Consolidated Statements of Operations – Continuing Operations
(Unaudited)

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Revenue	$1,168,408	$2,770,791
Total Operating Expenses	1,967,611	4,185,691
Loss from Operations	(799,203)	(1,414,900)
Total Other Expense	(3,110,746)	(307,402)
Loss from Continuing Operations Before Income Taxes	(3,909,949)	(1,722,302)
Income Tax Benefit	62,000	94,000
Net Loss from Continuing Operations	$(3,847,949)	$(1,628,302)

CMD Assets Held-for-Sale and Discontinued Operations Classification

Management determined that the planned sale of CMD represents a strategic shift that will have a major effect on the Company’s operations and financial results. Accordingly, CMD’s assets and liabilities are presented as held-for-sale in the Company’s condensed consolidated balance sheets, and CMD’s operating results are presented as discontinued operations in the Company’s condensed consolidated statements of operations and condensed consolidated statements of cash flows for all periods presented.

CMD generated revenue of approximately $8.2 million and net income from discontinued operations of approximately $0.4 million for the first quarter of 2026.

Supplemental Unaudited Pro Forma Financial Information
(Assuming CMD Included in Continuing Operations)

The following selected unaudited supplemental pro forma financial information is presented as if CMD had remained included in continuing operations for the three months ended March 31, 2026 and 2025. The pro forma information should not be considered a substitute for, or superior to, financial information presented in accordance with U.S. GAAP.

On a supplemental pro forma basis, revenue for the first quarter of 2026 was approximately $9.4 million, compared to approximately $11.0 million in the prior-year period. Pro forma operating loss was approximately $(0.3) million for the first quarter of 2026, compared to approximately $(0.2) million in the first quarter of 2025.

	Three Months Ended March 31, 2026
	1847 Holdings Continuing Operations	CMD Discontinued Operations	Pro Forma Total
Revenue	$1,168,408	$8,202,683	$9,371,091
Total Operating Expenses	1,967,611	7,722,428	9,690,039
(Loss) Income from Operations	(799,203)	480,255	(318,948)
Total Other Expense	(3,110,746)	3,403	(3,107,343)
(Loss) Income from Before Income Taxes	(3,909,949)	483,658	(3,426,291)
Income Tax Benefit (Provision)	62,000	(84,000)	(22,000)
Net (Loss) Income	$(3,847,949)	$399,658	$(3,448,291)

	Three Months Ended March 31, 2025
	1847 Holdings Continuing Operations	CMD Discontinued Operations	Pro Forma Total
Revenue	$2,770,791	$8,221,120	$10,991,911
Total Operating Expenses	4,185,691	6,987,335	11,173,026
(Loss) Income from Operations	(1,414,900)	1,233,785	(181,115)
Total Other Expense	(307,402)	564	(306,838)
(Loss) Income from Before Income Taxes	(1,722,302)	1,234,349	(487,953)
Income Tax Benefit (Provision)	94,000	(22,000)	72,000
Net (Loss) Income	$(1,628,302)	$1,212,349	$415,953

About 1847 Holdings LLC

1847 Holdings LLC (OTC: LBRA), a diversified acquisition holding company, was founded by Ellery W. Roberts, a former partner of Parallel Investment Partners, Saunders Karp & Megrue, and Principal of Lazard Freres Strategic Realty Investors. 1847 Holdings' investment thesis is that capital market inefficiencies have left the founders and/or stakeholders of many small business enterprises or lower-middle market businesses with limited exit options despite the intrinsic value of their business. Given this dynamic, 1847 Holdings seeks to consistently acquire businesses it views as "solid" for reasonable multiples of cash flow and then deploy resources to strengthen the infrastructure and systems of those businesses in order to improve operations. These improvements may lead to a sale or IPO of an operating subsidiary at higher valuations than the purchase price and/or alternatively, an operating subsidiary may be held in perpetuity and contribute to 1847 Holdings' ability to pay regular and special dividends to shareholders. For more information, visit www.1847holdings.com.

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Forward-Looking Statements

This press release may contain information about 1847 Holdings' view of its future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include but are not limited to the risks set forth in "Risk Factors" included in our SEC filings.

Contact:

Crescendo Communications, LLC
Tel: +1 (212) 671-1020

Email: LBRA@crescendo-ir.com

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